TO BUSINESS AND RETAILING EDITORS:

Southern Sauce Company, Inc. Acquires Tianjin Shengkai Industrial Technology Development Co., Ltd. and Completes $15 Million Financing

TIANJIN, China, June 12 /PRNewswire-FirstCall/ -- Southern Sauce Company, Inc. (the "Company")(OTC Bulletin Board: SOSA.OB) today announced the acquisition on June 9, 2008 of Shen Kun International Limited, a British Virgin Islands corporation which, through Shengkai (Tianjin) Ceramic Valves Co., Ltd., a Chinese company, has a series of contracts with Tianjin Shengkai Industrial Technology Development Co., Ltd., a Chinese company ("Shengkai"), which gives it control over Shengkai's business, personnel and finances as if it were a wholly-owned subsidiary. Shengkai is engaged in the design, manufacturing and sales of ceramic valves, the manufacturing and sales of high-tech ceramic materials, technical consultation and services, and the import and export of ceramic valves and related technologies. Shengkai sells its products in China, North America and the Asia-Pacific region.
On June 11, 2008, the Company also closed a private placement through the sale of Units, consisting of shares of its Series A Convertible Preferred Stock and attached five-year warrants, at a purchase price of $2.5357 per Unit for aggregate gross proceeds of $15 million. The Series A Convertible Preferred Stock is convertible into an aggregate of up to 5,915,526 shares of the Company's common stock at the option of the holders of such Series A Convertible Preferred Stock. The five-year warrants are exercisable at an exercise price of $3.52 per share for a number of shares of common stock equal to 120% of the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock (an aggregate of up to 7,098,632 shares of common stock).
Over the past two years, Shengkai's business has shown significant growth with net revenues increasing to $23,124,748 for the fiscal year ended June 30, 2007 from $13,677,946 for the fiscal year ended June 30, 2006. Net income was $6,571,802 for the fiscal year ended June 30, 2007, an increase from $4,173,926 for the fiscal year ended June 30, 2006.
Mr. Wang Chen, Chief Executive Officer of the Company stated, "The closing of our merger transaction and financing provide us with the capital investment we need to accelerate the growth of Shengkai's business. We plan to use the proceeds from the financing towards the expansion of our existing production capacity as we work to meet the growing demand for our products. We also plan to use the funds towards the research and development of new ceramic products."

About Tianjin Shengkai Industrial Technology Development Co., Ltd.
Shengkai is engaged in the design, manufacturing and sales of ceramic valves, the manufacturing and sales of high-tech ceramic materials, technical consultation and services, and the import and export of ceramic valves and related technologies. These industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves.
Shengkai develops ceramic products with more than 700 types and specifications in 32 series, under nine categories. Of these, Chinese patents have been obtained for 12 products, and applications for nine more are pending. Shengkai's products have won the title of "National Key New Product" in China four times from 1999-2003 and won a silver medal in the Shanghai International Industry Fair in 2002.
Shengkai's products are sold across China and are exported to North America, and other countries in the Asia-Pacific region, totaling over 300 customers. After a six-year application process, Shengkai became a supplier of China Petroleum & Chemical Corporation in 2005 and a Class A member of the PetroChina Co. Ltd. supply network in 2006.

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The statements contained herein that are not historical facts are considered "forward-looking statements." Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

SOURCE Southern Sauce Company, Inc.
-0- 06/12/2008
/CONTACT: Wei Guo of Southern Sauce Company, Inc., +86-22-28571971, Fax, +86-22-28590003, wei.guo@shengkai.com /
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/Web site: http://www.shengkai.com /
(SOSA SOSA.OB)